arian B. Andersen General Counsel, P.C.

Attorney and Counselor at Law 1015 Waterwood Parkway, Suite GA1

Edmond, Oklahoma 73034

(405) 330-2235 FAX: (405) 330-2236

darianandersen@gmail.com

September 28, 2023

Alixo-Yolloo Corporation Business Center Sunkar 1065 SW 8th St.

Miami, FL 33130

Attn:	Rassul Sadakbayev Roman Zhezhel

Re: Legal Opinion and Consent to Registration Statement on Form S-1 Dear Members of the Board:

In our capacity as legal counsel to Alixo-Yolloo Corporation (the “Company”), General Counsel, P.C. (the “Firm”) has participated in corporate proceedings associated with the issuance by the Company of a maximum of 5,000,000 shares of common stock as set out and described in the Company’s Registration Statement on Form S-1 under the Securities Act of 1933 (the "Registration Statement").

In response to the letter from the Securities and Exchange Commission dated September 21, 2023, the Firm has re-examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended, (iii) the Company’s By-Laws, (iv) applicable resolutions of the Company’s Board of Directors, (v) the books and records of the Company, and (vi) other documents as the Firm has deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

The Firm has made certain assumptions in forming its opinion and providing its consent to use this otherwise protected attorney-client communication as an exhibit to the Registration Statement. The Firm has assumed the legal capacity of all natural persons. It has further assumed the genuineness and authenticity of all signatures (handwritten, electronic or otherwise) and documents produced by the Company, whether such documents were in electronic format, copies or facsimiles.

As to those material facts set forth in the Registration Statement that the Firm could not independently establish or verify, the Firm has relied upon statements and representations of directors, officers, advisors and other representatives or agents of the Company. Based upon the foregoing, and based upon the undersigned’s education, experience and training, the Firm opines that:

(a)   The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada, as amended, including statutory provisions, and all applicable provisions of the Nevada Revised Statutes, Chapter 78 (“NRS, Chapter 78”) the codified laws of the State of Nevada and reported judicial decisions interpreting those laws;

(b)   The Company has taken all requisite corporate action and all other action recognized as being consistent with standards of proper corporate governance required with respect to the authorization, issuance and sale of common stock issued pursuant to the Registration Statement;

(c)    When issued, the 5,000,000 shares of common stock being offered will be validly issued, fully paid and non-assessable; and

(d)    The rights, duties and obligations related to the 5,000,000 shares of common stock being offered in the Registration Statement are governed by the Articles of Incorporation dated January 17, 2019, and Bylaws of the Company dated January 17, 2019, and where necessary, the NRS, Chapter 78.

(e)	Questionnaires completed and signed by all officers and directors of the Company.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, the jurisdiction of its incorporation and has full corporate power as described in the Registration Statement.

The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, with a par value of $0.001 per share, of which there are 5,000,000 shares outstanding. The Company has not authorized the issuance of Preferred Stock. Proper corporate proceedings have been taken validly to authorize such authorized capital stock and all the outstanding shares of such capital stock (including the Shares), when delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), are duly and validly issued, fully paid and non-assessable. The shareholders of the Company have no preemptive rights with respect to the Common Stock of the Company.

Typically, correspondence of this nature is protected under the attorney-client privilege. However, this correspondence is necessary in conjunction with the submission of the Registration Statement, and thus the Board of Directors is hereby authorized to attach it as the Firm’s opinion related to certain representations in the Registration Statement, and to reference the Firm in the Registration Statement. This correspondence, however, does not constitute a waiver of the torney-client privilege as to unrelated or future matters.

Typically, correspondence of this nature is protected under the attorney-client privilege. However, this correspondence is necessary in conjunction with the submission of the Registration Statement, and thus the Board of Directors is hereby authorized to attach it as the Firm’s opinion related to certain representations in the Registration Statement, and to reference the Firm in the Registration Statement. This correspondence, however, does not constitute a waiver of theattorney-client privilege as to unrelated or future matters.

No opinion is expressed relating to any affiliated company formed under the laws of any jurisdiction other than a state in the United States of America.

Please feel free to contact me with any questions.

Very truly yours, GENERAL COUNSEL, P.C.

Darian B. Andersen